Exhibit 99.8
For further information contact:
Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS SECOND QUARTER RESULTS
Austin, Texas — August 7, 2008 — Citizens, Inc. (NYSE: CIA) reported net income of $5.7 million or $0.11 per share of Class A common stock for the six months ended June 30, 2008, compared to net income of $6.0 million, or $0.12 per share of Class A common stock, for the same period in 2007. The decrease in earnings was due primarily to an increase in death claims and property claims, coupled with an increase in the amortization of deferred policy acquisition costs.
Total revenues increased 5.2% in the first six months of 2008 to $83.2 million, compared to the same period of 2007 when revenues were $79.1 million. Total revenues from our Life Insurance segment increased to $56.3 million compared to $52.8 million. Premium income was $67.9 million for the first half of 2008, a 5.2% increase over the same period of 2007 when premiums were $64.5 million. The increase resulted primarily from renewal premiums in our Life Insurance segment, which continues to experience strong persistency. Net investment income increased 5.8% during the first half of 2008 to $14.9 million from $14.1 million in 2007, the increase fueled by the growth in our investment portfolio. Underwriting and insurance expenses decreased from $14.2 million in 2007 to $13.9 million in 2008, due primarily to lower costs associated with the Company’s 2008 Annual Shareholders Meeting and the absence of insurance department examination expenses incurred during 2007.
For the three months ended June 30, 2008, the Company earned net income of $3.0 million or $0.06 per share of Class A common stock, compared to $3.5 million or $0.07 per share of Class A common stock for the same period in 2007. The decrease in the second quarter income resulted primarily from increased death claims and property claims.
Assets at June 30, 2008 totaled $801.0 million, compared to $787.9 million at December 31, 2007. Stockholders’ equity at June 30, 2008 was $174.9 million compared to $176.2 million at December 31, 2007. The decrease was a result of an increase in unrealized investment losses of $6.3 million during the period, plus amortization of discounts and deferred issuance costs of $668,000 for our Series A Preferred Stock, net of income earned during the period.
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P.O. Box 149151 •  Austin, Texas 78714-9151 •  Phone 512 837-7100 •  Fax: 512-836-9334
email: PR@citizensinc.com •  web site: www.citizensinc.com

Citizens, Inc. will hold a conference call to discuss its second quarter 2008 operating results at 10:00 a.m. Central Daylight Time on Friday, August 8, 2008, to be hosted by Rick D. Riley, Vice Chairman and President, Tom Kopetic, Chief Financial Officer and other members of the Citizens, Inc. management team.
To participate in the Citizens, Inc. conference call on Friday, August 8, 2008, dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.40 on August 7, 2008.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Premiums	$67,874	64,543	35,204	33,102
Net investment income	14,944	14,131	7,480	7,064
Realized gains (losses), net	16	(132)	—	(119)
Decrease (increase) in fair value of warrants	(191)	(196)	312	231
Other income	564	785	285	433

Total revenues	83,207	79,131	43,281	40,711

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	27,808	25,204	14,730	12,024
Increase in future policy benefit reserves	14,730	15,324	7,733	8,389
Policyholders’ dividends	2,954	2,652	1,577	1,422

Total insurance benefits paid or provided	45,492	43,180	24,040	21,835
Commissions	17,087	17,386	9,376	8,997
Other underwriting, acquisition and insurance expenses	13,931	14,224	7,020	7,324
Capitalization of deferred policy acquisition costs	(11,164)	(12,906)	(6,309)	(6,782)
Amortization of deferred policy acquisition costs	7,668	6,480	4,106	3,329
Amortization of cost of customer relationships acquired and other intangibles	1,479	1,667	715	826

Total benefits and expenses	74,493	70,031	38,948	35,529

Income before Federal income tax	8,714	9,100	4,333	5,182

Federal income tax expense	2,987	3,134	1,341	1,655

Net income	$5,727	5,966	2,992	3,527

Net income applicable to common stock	$4,716	4,952	2,493	3,016

Basic and diluted earnings per share of Class A common stock	$0.11	0.12	0.06	0.07

Basic and diluted earnings per share of Class B common stock	$0.05	0.06	0.03	0.04

BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2008	2007
Total assets	$800,955	787,909
Total invested assets	577,997	585,296
Stockholders’ equity	174,948	176,157